Exhibit 3.08

CERTIFICATE OF AMENDMENT
TO
ARTICLES OF INCORPORATION
OF
WESTERN STANDARD ENERGY CORP.

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 – After Issuance of Stock)

Filed in the office of Ross Miller
Secretary of State
State of Nevada
Document No:  20140132182-94
Filing Date and Time:  02/24/2014 3:32 PM
Entity Number:  E0079962005-6

1.	Name of Corporation: Western Standard Energy Corp.

2.	The Articles have been amended to read as follows:

Article 1:  The name of the corporation is Dominovas Energy Corporation.

3.
The vote by which the stockholders holding shares in the corporation entitled them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation having voted in favor of the amendment is:  53% of the issued and outstanding stockholdings voted in favor of the amendment.

4.	Effective date of filing (optional)

5.	Signature: (required)

/s/ Dallas Gray, President
Signature of Officer: Dallas Gray, President